UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2007 (August 14, 2007)

ALCOA INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 14, 2007, the Board of Directors of Alcoa Inc. (“Alcoa”) elected Klaus Kleinfeld to the new position of President and Chief Operating Officer of Alcoa, effective October 1, 2007. A copy of Alcoa’s press release dated August 15, 2007 announcing the election is attached hereto as Exhibit 99 and is incorporated herein by reference.

Mr. Kleinfeld, age 49, has been a director of Alcoa since 2003 and will continue as a director. Mr. Kleinfeld was President and Chief Executive Officer, Siemens AG, a global electronics and industrial conglomerate, from January 2005 through June 2007 and was a member of the Managing Board of Siemens AG from 2002 until June 2007. He served as President and Chief Executive Officer of Siemens Corporation, the U.S. arm of Siemens AG, from 2002 to 2004 and the Chief Operating Officer of Siemens Corporation from January to December 2001. Mr. Kleinfeld has been a director of Citigroup Inc. since 2005 and a director of Bayer AG since 2005.

On August 14, 2007, the Compensation and Benefits Committee of the Board of Directors of Alcoa (excluding Mr. Kleinfeld) approved the terms of his compensation for his position as President and Chief Operating Officer, effective October 1, 2007, which will be in lieu of his current compensation as a non-employee director of Alcoa. The following table summarizes the material terms of his compensation arrangements.

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Position	President and Chief Operating Officer
effective date October 1, 2007	Expected to be offered the position of Chief Executive Officer and Chairman of the Board upon the retirement of the current Chief Executive Officer.

Cash Compensation
base salary	$1,400,000

cash incentive (target and maximum)	120% of base salary, up to 240% of base salary depending on company and individual performance; prorated for actual service in 2007.

Equity Compensation
service based	$675,000

performance based	$675,000

Equity awards will be made in accordance with the standard vesting terms for such awards and the Equity Choice Program. Future awards will be consistent with those granted to other senior executives.

Regular Benefits
pension	If employed by the Company until age 62, he will receive pension payments upon retirement of approximately 50% of final average compensation, offset by the actuarial value of his age 62 pension benefit from a previous employer.

other benefit programs	Other benefit programs will be made available to the same extent as they are available to other senior executives, including, without limiting the generality of the foregoing: (i) an Executive Severance Agreement providing for two times annual salary and continuation of benefits following an involuntary termination of employment; (ii) the Change in Control Severance Plan, wherein he may receive enhanced severance benefits comparable to those provided to the Tier II officers in the event of a change in control (in lieu of the Executive Severance Agreement benefits); and (iii) rights to use the company aircraft to the same extent as the Chief Executive Officer.

Sign-On Benefits
signing bonus	$6.5 million on the effective date of employment. Net after tax amount is subject to repayment on a pro-rata basis if voluntary termination occurs before third anniversary.

stock award	$1.0 million on the effective date of employment. Net after tax amount is recoverable on a pro-rata basis if voluntary termination occurs before the third anniversary.

relocation allowance	$1.2 million

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following is filed as an exhibit to this report:

99	Alcoa Inc. press release dated August 15, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

Date: August 15, 2007	By:	/s/ Lawrence R. Purtell
	Name:	Lawrence R. Purtell
	Title:	Executive Vice President and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description
99	Alcoa Inc. press release dated August 15, 2007.

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